Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post –Effective Amendment No. 15 to Registration Statement No. 033-70978 of The Aquinas Funds, Inc., on Form N-1A of our report dated February 14, 2005, appearing in the Annual Report of Aquinas Funds, Inc. for the year ended December 31, 2004, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/  Deloitte & Touche LLP

Milwaukee, WI
April 29, 2005